Exhibit 10.1

TENTH AMENDMENT TO LEASE

This Tenth Amendment to Lease (this “Tenth Amendment”) is made and entered into as of the 27th day of June, 2018 (the “Tenth Amendment Effective Date”) by and between BOBSON NORWOOD COMMERCIAL, LLC,  a  Massachusetts limited liability company  (the “Landlord”), and IMMUNOGEN, INC., a Massachusetts corporation (the “Tenant”).

R E C I T A L S:

WHEREAS, Tenant is the tenant under that certain Lease executed between Tenant and Landlord, as successor to Bobson 333 LLC, dated June 21, 1988, as amended by that certain First Amendment to Lease dated as of May 9, 1991, as further amended by that certain Second Amendment to Lease dated as of August 5, 1997, as further amended by that certain Confirmatory Second Amendment to Lease dated as of September 17, 1997, as further amended by that certain Third Amendment and Partial Termination of Lease dated as of August 8, 2000, as further amended by that certain Fourth Amendment to Lease dated October 3, 2000, as further amended by that certain Fifth Amendment of Lease dated as of June 7, 2001, as further amended by that certain Sixth Amendment of Lease dated as of April 30, 2002, as further amended by that certain Seventh Amendment of Lease dated as of October 20, 2005, as further amended by that certain Eighth Amendment of Lease dated as of February 21, 2007, and as further amended by that certain Ninth Amendment of Lease dated as of November 17, 2010 (as amended, the “Lease”), concerning an approximately 43,850 square foot portion (the “Premises”) of the real property located at 321-333 Providence Highway, Norwood, MA (the “Property”).

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, extend the term of the Lease and otherwise accomplish the foregoing objectives and any other objectives described herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease.  The term “Lease” as used herein shall mean the Lease, as amended by this Tenth Amendment.

2. Lease Term; No Further Extension Rights.  The term of the Lease shall be extended for a period of nine (9) months commencing on July 1, 2018 and ending March 31, 2019 (the “Extension Term”).  The Extension Term shall be upon all of the same terms and conditions of the Lease in effect immediately preceding the commencement of the Extension Term, except as set forth herein.  Tenant hereby acknowledges and agrees that it has no option or right to extend the term of the Lease term past March 31, 2019.

3. Base Rent.  The Yearly Fixed Rent, also known as the Base Rent, payable with respect to the Extension Term shall be an annualized rate of $986,625.00 payable in monthly installments, in advance, on the first day of each calendar month, in the amount of $82,218.75.

4. Condition of Premises.  Landlord shall not have any obligation to make any improvements or alterations to the Premises or the Property in connection with this Tenth Amendment or otherwise under the Lease, including, without limitation, any capital projects, building or site upgrades, or interior maintenance, and Tenant hereby accepts the Premises in its AS IS, WHERE IS, WITH ALL FAULTS condition.

5. Right of First Offer.  Tenant’s right of first offer rights set forth in the Lease, including, without limitation, Section 4 of the Ninth Amendment to Lease, are hereby waived, and Tenant acknowledges that it has no right of first offer or refusal in connection with the Lease.

6. Holding Over.  Article XIII of the Lease is hereby deleted in its entirety and replaced with the following text: “In the event that Tenant retains occupancy of the Premises, or any part thereof, after the expiration or earlier termination of the Extension Term, Tenant’s occupancy of the Premises shall be as a tenant at sufferance terminable at any time by Landlord.  Tenant shall pay Landlord for such use and occupancy during the period that Tenant remains in possession of the Premises at the rate of two hundred percent (200%) of the Base Rent payable during the Extension Term, plus any additional rent and other sums due under the Lease.  In addition, if such holding over continues for more than thirty (30) days, Tenant shall pay Landlord for all damages sustained by reason of Tenant’s retention of possession of the Premises after the end of the Extension Term, including, without limitation, consequential or indirect damages.  The provisions hereof do not limit or restrict Landlord’s rights or remedies under this Lease in the event of any holding over by Tenant, including Landlord’s right to commence the eviction process immediately upon Tenant’s holding over.”

7. Surrender; Removal; Restoration. Section VII(b) of the Lease is hereby amended by deleting all such text and replacing such text with the following:

“(b)To keep the Premises and all equipment and fixtures therein, including but not limited to, all heating, ventilating, air conditioning, plumbing and electrical equipment, lines, pipes, ducts, sprinklers and all windows now or hereafter within and/or solely serving the Premises in good order, repair and condition as the same are in at the commencement of the Term, or may be put in thereafter, damage by fire or unavoidable casualty and reasonable use and wear excepted.  Upon the expiration or sooner termination of the Term, Tenant shall peaceably yield up the Premises in good order, repair and condition (subject to damage by fire or other casualty and ordinary wear and tear).  Tenant shall be responsible to remove, at its sole cost and expense, the equipment, furniture, and personal property set forth on the attached Exhibit A, which Tenant may take for its own use or discard.  Otherwise, in consideration of the payment by Tenant in the amount of $460,000.00, which such amount shall be paid by Tenant no later than five (5) business days after the Tenth Amendment Effective Date, Tenant shall have no further removal or restoration requirements; provided, however, in no event shall the foregoing (i) limit Tenant’s on-going repair, maintenance, and restoration requirements set forth in the Lease, or (ii) limit Tenant’s liability under the Lease in the event the physical condition of the Property or Premises shall materially change from the condition the same is in as of the Tenth Amendment Effective Date due to the actions or omissions by Tenant.  Tenant shall, at its cost and expense, repair any damage to the Premises or the Building caused by the removal of Tenant’s furniture, equipment and personal property.  If Tenant fails to satisfy the foregoing removal requirements, Landlord may remove the same and, Tenant shall pay to Landlord the reasonable cost of such removal and of any repairs for any damage to the Premises or Building in connection therewith. Tenant shall have no further restoration obligations except as set forth in this Tenth Amendment.

8. De-Commissioning. The following section is hereby added to the Lease immediately following Article VII(o):

“(p)Prior to the expiration of the Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any hazardous substances due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the Decommissioning Report called for by this Article VII(p) to be issued. Prior to the expiration of the Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord an Environmental Assessment addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report (the “Decommissioning Report”) shall be based on the environmental engineer’s inspection of the Premises and shall state, to Landlord’s reasonable satisfaction, that (a) the hazardous substances described in the first sentence of this paragraph, to the extent, if any, existing prior to such decommissioning, have been removed in accordance with applicable laws; (b) all hazardous substances described in the first sentence of this paragraph, if any, have been removed in accordance with applicable laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable laws without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of such hazardous substances and without giving notice in connection with such hazardous substances; (c) the Premises may be reoccupied for office, research and development, or laboratory use, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of hazardous substances described in the first sentence of this paragraph and without giving notice in connection with hazardous substances; and (d) that all such machinery and equipment may be re-used, without additional cost, by a future tenant or occupant without incurring special costs or undertaking special procedures.  Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the hazardous substances related to Tenant’s use or occupancy of the Premises as hazardous substances instead of non-hazardous materials.  The Decommissioning Report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results.  Tenant shall submit to Landlord the identity of the applicable consultants and the scope of the proposed Decommissioning Report for Landlord’s reasonable review and approval at least 30 days prior to commencing the work described therein or at least 60 days prior to the expiration of the Term, whichever is earlier. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense if Tenant has not commenced to do so within said five day period, and Tenant shall within 10 days of written demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work.  Tenant’s obligations under this Section  shall survive the expiration or earlier termination of this Lease.

9. Access to Market the Premises.  Notwithstanding the terms and conditions set forth in Article VII(j) of the Lease, commencing on the Tenth Amendment Effective Date, Landlord shall be permitted to show the Premises to prospective purchasers, lenders, and tenants at any time during the Extension Term, with at least twenty-four (24) hours prior notice (which may be written or verbal), provided that (i) such access shall be scheduled at a mutually agreeable time (without undue delay) in order to minimize disruption to Tenant’s business operations, and (ii) a representative of Tenant shall have the right to be present during such access.  The last sentence in Article VII(j) is hereby deleted.

10. Notices; Service of Process: The Landlord’s notice address is hereby replaced with the following:

Bobson Norwood Commercial, LLC
c/o The Davis Companies

125 High Street, 21st Floor

Boston, MA 02110

Attn: Asset Management

with a copy to:

The Davis Companies

125 High Street, 21st Floor

Boston, MA 02110

Attn: Legal Department

11. OFAC List.  Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business with (“OFAC List”).  Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List.  Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any legal requirement or applicable laws. Tenant agrees that breach of the representations and warranties set forth in this Section 14 shall at Landlord’s election be a default under this Lease for which there shall be no cure.  This Section 14 shall survive the termination or earlier expiration of the Lease.

12. Lease Ratification.  This instrument and all of the terms and provisions hereof shall be considered for all purposes to be incorporated into and made part of the Lease.  The Lease and each provision, covenant, condition, obligation, right and power contained therein is hereby ratified and confirmed, and, as modified hereby, shall continue in full force and effect.  All references appearing in the Lease and in any related instruments shall be amended and read hereafter to be references to the Lease as amended by this Tenth Amendment.  In the event of any inconsistencies or conflicts between other provisions of the Lease and the provisions of this Tenth Amendment, the provisions hereof shall govern and control.  Except as expressly set forth herein, the Lease has not otherwise been modified or amended and remains in full force and effect and is ratified by the parties hereto.

13. Authority.  Landlord represents and warrants to Tenant that Landlord and the person signing on its behalf are duly authorized to execute and deliver this Tenth Amendment and that this Tenth Amendment constitutes its legal, valid and binding obligation.  Tenant hereby represents and warrants to Landlord that Tenant and each person signing on its behalf are duly authorized to execute and deliver this Tenth Amendment, and that this Tenth Amendment constitutes the legal, valid and binding obligation of Tenant.

14. Brokers.  Landlord and Tenant each represent and warrant that it has dealt with no broker or other party entitled to a commission or broker’s fee in connection with this Tenth Amendment other than Landlord or Landlord’s managing agent, and hereby agrees to indemnify the other party for any other claims for commissions or broker’s fees by any parties based on the parties dealings in connection with this Tenth Amendment.

15. Miscellaneous.  This Tenth Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.  This Tenth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.    Landlord and Tenant acknowledge and agree that the Landlord’s and Tenant’s covenants in the Lease as modified by this Tenth Amendment are independent.

16. Entire Agreement.  This Tenth Amendment contains the entire understanding between Landlord and Tenant and supersedes any prior understandings and agreements between them respecting the subject matter of this Tenth Amendment.  No modification of the Lease as amended by this Tenth Amendment shall be valid or effective unless in writing and signed by the party against whom the modification is to be enforced.

17. Execution by Facsimile or Electronic Mail. The parties agree that this Tenth Amendment may be transmitted between them by facsimile machine or electronic mail and the parties intend that a faxed or emailed Tenth Amendment containing either the original and/or copies of the signature of all parties shall constitute a binding Tenth Amendment.

[Remainder of Page Intentionally Blank; Signature Page Follows]

EXECUTED as an instrument under seal as of the date first above noted.

LANDLORD:

BOBSON NORWOOD COMMERCIAL, LLC, a Massachusetts limited liability company

By: _/s/ Richard McCready_____________

Name: Richard McCready

Title: President

TENANT:

IMMUNOGEN, INC., a Massachusetts corporation

By:/s/ David B. Johnston________________

Name: David B. Johnston

Title: Treasurer

Exhibit A

Owner Equipment And Furniture Systems To Be Removed

Description

Laboratory Equipment

Laboratory Mobil Benches & Carts

Manufacturing Process Equipment

Computer Hardware Systems Including Copiers & Printers

Conference Room Audio Visual Equipment

Office Furniture From The Following Locations; 062A, 062B, 063A

063B, 025, 048A, 048B, 049A, 049B, & 299A

Reception Desk & Guest Seating

Demountable Feature Wall By Entrance To Café

Café Refrigerators

ImmunoGen Sign On Front Entrance Of Building